H98000014749

ARTICLES OF DISSOLUTION

Article I
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The name of this Florida corporation is Molina Corp.

Article II
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The Corporation's dissolution was authorized on the date stated in Article IV of this document.

Article III
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The Corporation's dissolution was authorized by its shareholders, and the number of votes cast for dissolution was sufficient for approval. Tbe Corporation shall pay or make reasonable provision to pay all claims and obligations known to the Corporation. After known claims and obligations are paid, any remaining funds shall be distributed to the shareholders of the dissolved Corporation.

Article IV
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Tbese Articles of Dissolution  and the  dissolution of the  Corporation  will be effective on January 9, 1997.

The undersigned executed this document on the date shown below.

Molina Corp.

By:  /s/ H.S. Rayat
     --------------

Name:  Herdev S. Rayat
       ---------------

Title: President/Director
       ------------------

Date:  August 10, 1998

Corporate Creations International
941 Fourth Street #200
Miami Beach FL 33139
(305) 672-0686



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